Exhibit Index

EXHIBIT NO. (99) Press release, dated February 28, 2011 issued by Franklin Electric Co., Inc.

EXHIBIT 99

ADDITIONAL EXHIBITS

Press Release

FRANKLIN ELECTRIC REPORTS 2010 EARNINGS PER SHARE INCREASED 48 PERCENT FROM 2009

Bluffton, Indiana – February 28, 2011 - Franklin Electric Co., Inc. (NASDAQ:FELE) reported fourth quarter 2010 diluted earnings per share of $0.36, an increase of 9 percent compared to 2009 fourth quarter diluted earnings per share of $0.33.  In the fourth quarter of 2010, the Company recognized charges for legal matters that resulted in a reduction to earnings per share of $0.03 per share.  Diluted earnings per share for the fourth quarter of 2010 before restructuring and legal matters would have been $0.39, an increase of 15 percent compared to the prior year.    Fourth quarter 2010 sales were $175.0 million, an increase of 21 percent compared to 2009 fourth quarter sales of $144.9 million.

For the full year 2010, diluted earnings per share were $1.66, an increase of 48 percent compared to 2009 diluted earnings per share of $1.12.  Earnings per share before restructuring charges were $1.81, an increase of 40 percent versus the prior year.   In 2010, the Company also recognized charges for legal matters that resulted in a reduction to earnings per share of $0.13.  Diluted earnings per share for the full year of 2010 before restructuring and legal matters would have been $1.94, an increase of 50 percent compared to the prior year.  Full year 2010 sales were $713.8 million, an increase of 14 percent compared to 2009 sales of $626.0 million

Scott Trumbull, Franklin Chairman and Chief Executive, commented:

“The fourth quarter was a solid ending to a very good year for Franklin Electric.  During the quarter our consolidated sales grew organically by 15 percent; our gross profit margin improved by 90 basis points compared to the year ago quarter as we more than offset rising material costs with operating leverage on higher sales.  We also announced pricing actions that should be effective in the second quarter of 2011.  Our selling, general and administrative (“SG&A”) spending rate was unusually high during the fourth quarter as we incurred higher compensation related charges, concluded some long standing legal matters and included the addition of Petrotechnik. We are firmly committed to reducing SG&A costs as a percentage of sales during 2011.

During the full year 2010 we were particularly pleased with the progress we made on two of our key growth objectives which were:

1.	To increase market share of the North American water pumping systems market; and
2.	To grow Water and Fueling Systems sales in developing regions where the demand for our products is growing most rapidly.

In North America our two largest water pumping product lines are groundwater pumps and residential sump, sewage, effluent, and utility pumps.    Based upon trade association data we believe that our North American shipments for these products grew at twice the rate of the industry as a whole.  We estimate that Franklin Electric captured about 40 percent of the industry growth for these two key product categories in 2010.   As a result our overall dollar sales in North America grew by 17 percent, and this growth was accomplished without a meaningful rebound in home building.

Our Water Systems sales in developing regions grew organically by 21 percent during 2010 and now represent about 40 percent of our total Water Systems sales.  Our global Water team achieved over 20 percent organic growth in a number of geographic markets including Brazil, Africa, China, the Gulf region and the ASEAN countries.

Our Fueling Systems sales in developing regions grew by 41 percent during 2010, and now represent 26 percent of our total Fueling sales.  The acquisition of Petrotechnik late in the third quarter of 2010 will add significantly to our distribution reach in Asia and Latin America and will provide a platform for cross selling in these markets as well as Europe in 2011 and beyond.”

Key Performance Indicators:

Earnings and Earnings Per Share Before
and After Restructuring and Legal Matters	For the Fourth Quarter			For the Full Year
(in millions except Earnings Per Share)	2010	2009	Change	2010	2009	Change

Net Income attributable to FE Co.,Inc.	$8.5	$7.7	10%	$39.0	$26.0	50%

Restructuring (before tax)	$-	$0.6		$5.3	$6.2
Legal matters (before tax)	$1.2	$-		$5.0	$-

Income tax rate	35.0%	35.0%		35.0%	35.0%
Restructuring, net of tax	$-	$0.4		$3.5	$4.0
Legal matters, net of tax	$0.8	$-		$3.2	$-

Average Fully Diluted Shares Outstanding	23.7	23.4	1%	23.5	23.3	1%

Fully Diluted Earnings Per Share Reported	$0.36	$0.33	9%	$1.66	$1.12	48%

Restructuring Per Share, net of tax	$-	$0.01		$0.15	$0.17

Fully Diluted Earnings Per Share before restructuring expenses	$0.36	$0.34	6%	$1.81	$1.29	40%

Legal matters Per Share, net of tax	$0.03	$-		$0.13	$-

Fully Diluted Earnings Per Share before restructuring expenses and legal matters	$0.39	$0.34	15%	$1.94	$1.29	50%

Net Sales	For the Fourth Quarter			For the Full Year
(in Million US$)	Water	Fueling	Consolidated	Water	Fueling	Consolidated

Sales for 2009	$118.0	$26.9	$144.9	$504.8	$121.2	$626.0

Acquisitions	$-	$8.9	$8.9	$-	$11.3	$11.3
Foreign Exchange	$0.9	$(0.2)	$0.7	$12.2	$(0.5)	$11.7
Volume/Price Change	$17.2	$3.3	$20.5	$66.3	$(1.5)	$64.8

Sales for 2010	$136.1	$38.9	$175.0	$583.3	$130.5	$713.8

Operating Income and Margins
Before and After Restructuring and Legal Matters
(in Million US$)	For the Fourth Quarter 2010				For the Full Year of 2010
	Water	Fueling	Corporate	Consolidated	Water	Fueling	Corporate	Consolidated
Reported Operating Income	$18.4	$4.6	$(9.1)	$13.9	$84.1	$17.4	$(37.4)	$64.1
Restructuring	$-	$-	$-	$-	$5.3	$-	$-	$5.3
Legal matters	$-	$0.5	$-	$0.5	$-	$4.3	$-	$4.3

Operating Income before restructuring and legal matters	$18.4	$5.1	$(9.1)	$14.4	$89.4	$21.7	$(37.4)	$73.7
% Operating Income To Net Sales	13.5%	11.8%		7.9%	14.4%	13.3%		9.0%
% Operating Income before restructuring and legal matters to Net Sales	13.5%	13.1%		8.2%	15.3%	16.6%		10.3%

	For the Fourth Quarter 2009				For the Full Year of 2009
	Water	Fueling	Corporate	Consolidated	Water	Fueling	Corporate	Consolidated
Reported Operating Income	$16.4	$5.1	$(7.6)	$13.9	$60.2	$20.9	$(33.1)	$48.0
Restructuring	$0.4	$0.2	$-	$0.6	$5.9	$0.3	$-	$6.2
Legal Matters	$-	$-	$-	$-	$-	$-	$-	$-

Operating Income before restructuring and legal matters	$16.8	$5.3	$(7.6)	$14.5	$66.1	$21.2	$(33.1)	$54.2
% Operating Income To Net Sales	13.9%	19.0%		9.6%	11.9%	17.2%		7.7%
% Operating Income before restructuring and legal matters to Net Sales	14.2%	19.7%		10.0%	13.1%	17.5%		8.7%

Water Systems

Water Systems revenues were $136.1 million in the fourth quarter 2010, an increase of $18.1 million or 15 percent versus the fourth quarter 2009.  All of the Water Systems sales growth was organic.  Foreign exchange contributed $0.9 million, or less than 1 percent, to sales in the fourth quarter of 2010.

Water Systems sales in the U.S. and Canada represent about 45 percent of global Water Systems sales and grew by 18 percent versus the fourth quarter 2009.  Sales of residential groundwater and wastewater pumps were particularly strong, while the industrial and irrigation product categories also grew at a double digit pace.

Sales in developing regions represented about 42 percent of the total Water Systems sales during the fourth quarter and grew by 21 percent with the Brazil, Mexico, Middle East, Africa, China and ASEAN markets each growing by more than 20 percent.

Sales in Western Europe represented about 13 percent of the total Water Systems sales during the quarter and grew by about 2 percent compared to the fourth quarter 2009.  Double digit sales gains in Northern Europe were partially offset by declines in Southern Europe.

Water Systems operating income before restructuring expenses was $18.4 million in the fourth quarter 2010, an increase of 10 percent versus the fourth quarter 2009.  Compared to the fourth quarter of 2009, the Water Systems gross profit margin increased by 90 basis points as expense control and operating leverage combined to more than offset higher raw material costs.  However, fourth quarter operating income margin declined by 70 basis points compared to the fourth quarter 2009 due to higher SG&A expenses driven by higher commissions and incentive compensation.

All of the Water Systems businesses globally have implemented or plan to implement price increases between October 1, 2010 and April 1, 2011 to counter raw material cost inflation.  The price increases apply to nearly all sales, vary by market and product and generally average 4 percent.

For the full year 2010, Water Systems operating income margin before restructuring increased by 220 basis points to 15.3 percent.

Fueling Systems

Fueling Systems revenue of $38.9 million in the fourth quarter 2010 increased $12.0 million or about 45 percent from the fourth quarter 2009.  Excluding the Petrotechnik acquisition, fourth quarter sales were $30.0 million and grew by about 12 percent with about 15 percent growth in the U.S. and Canada and about 2 percent growth in the rest of the world.

Fueling Systems operating income both before and after restructuring expenses was $4.6 million in the fourth quarter of 2010 compared to $5.3 million before restructuring in the fourth quarter 2009.  Operating margins before restructuring were 11.8 percent of sales in the fourth quarter 2010 compared to 19.7 percent of sales in the fourth quarter 2009.  Gross profit margins in the quarter were flat to prior year.  The entire decline in operating margins was attributable to considerably higher SG&A expenses caused primarily by higher compensation and legal expenses.

During the fourth quarter 2010, the ongoing litigation between Fueling Systems and James Healy was adjudicated in Federal court and as a result Fueling Systems incurred charges of $0.5 million in SG&A expenses and $0.7 million in interest expense.

The previously announced Petrotechnik acquisition added $2.1 million of SG&A expenses in the quarter.

During the first quarter 2011, Fueling Systems will implement price increases to offset raw material increases.  These price increases average approximately 5 percent and impact about half of the Fueling Systems global sales volume.  Price increases for the balance of the Fueling Systems revenue will become effective in the second quarter and beyond in 2011.

Overall

The Company’s consolidated gross profit was $56.1 million for the fourth quarter of 2010, an increase of $10.9 million from the fourth quarter of 2009. The gross profit as a percent of net sales increased to 32.1 percent for the fourth quarter of 2010 from 31.2 percent for the fourth quarter of 2009. The gross profit margin improvement was primarily due to leveraging fixed costs on higher sales and was offset by higher material cost.

During the fourth quarter 2010, SG&A expenses increased by $11.5 million or about 37 percent compared to the fourth quarter 2009 primarily as a result of higher commissions, incentive compensation-related costs, and legal charges. The previously announced Petrotechnik acquisition added $2.1 million of SG&A expenses in the quarter.

The Company generated $92.8 million in cash from operations during 2010 versus $112.6 million in 2009.  Inventory was $126.0 million at year end 2010 and was $8.4 million or 6 percent lower than at year end 2009.  The Company purchased approximately $6.9 million, or about 226 thousand shares, of Company stock pursuant to its authorized stock repurchase program during 2010. The Company had no outstanding balance on its revolving debt agreement at year-end 2010 or 2009.

Commenting on the Company’s outlook, Mr. Trumbull added:

 “Looking ahead to the first quarter we anticipate our Water Systems sales growth rate will be in the mid-single digits as solid growth in developing regions is offset by more moderate growth in the U.S. and Canada. Our Water Systems sales growth in the U.S. and Canada during 2010 averaged about 15 percent, but we are expecting more modest growth in the first quarter of 2011 due to more difficult comparisons and the ongoing weakness in housing.  We are encouraged by early signs that 2011 may be a stronger year in the U.S. for agricultural and irrigation spending which would benefit the Company during the second and third quarters.

Water Systems operating income before restructuring charges is also expected to increase at a mid-single digit pace during the first quarter compared to the first quarter 2010 after excluding a $1.2 million gain on the sale of property in South Africa realized in the first quarter 2010.  Our operating income will continue to be pressured by material cost inflation.   Water Systems sales price increases averaging about 4 percent and covering about 85 percent of our consolidated sales base will not be fully effective until the end of the first quarter. However, on-going productivity improvements, operating leverage, and sales price increases that have already been implemented should provide positive momentum for mid single digit Water Systems operating income growth this quarter before the impact of restructuring charges and the gain on sale of property in South Africa.

We expect Fueling Systems sales growth in the first quarter to be in excess of 30 percent compared to the first quarter 2010 due to the Petrotechnik acquisition combined with modest organic growth.  We also expect between 15 and 20 percent growth in Fueling Systems operating income.  The operating income growth rate is less than the sales growth rate because of the lower margin Petrotechnik products.

So, for the Company we anticipate that our consolidated operating income before restructuring for the first quarter, excluding the effect of the South Africa property sale, will be up by 4 to 7 percent compared to prior year. ”

A conference call to review earnings and other developments in the business will commence at 8:30am EST.  The fourth quarter and fiscal year 2010 earnings call will be available via a live webcast. The webcast will be available in a listen only mode by going to:

http://investor.shareholder.com/media/eventdetail.cfm?eventid=92675&CompanyID=FELE&e=1&mediaKey=C4B19AAFCE9C290E8A6AC02D50918CEB

If you intend to ask questions during the call, please dial in using 877-643-7158 for domestic calls and 914-495-8565 for international calls.

A replay of the conference call will be available Monday February 28, 2011 at 12pm EST through midnight EST on Monday March 7, 2011, by dialing 800-642-1687 for domestic calls and 706-645-9291 for international calls. The replay passcode is 44720201.

Franklin Electric is a global leader in the production and marketing of systems and components for the movement of water and automotive fuels. Recognized as a technical leader in its specialties, Franklin Electric serves customers around the world in residential, commercial, agricultural, industrial, municipal, and fueling applications.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein, including those relating to market conditions or the Company’s financial results, costs, expenses or expense reductions, profit margins, inventory levels, foreign currency translation rates, liquidity expectations, business goals and sales growth, involve risks and uncertainties, including but not limited to, risks and uncertainties with respect to general economic and currency conditions, various conditions specific to the Company’s business and industry, weather conditions, new housing starts, market demand, competitive factors, changes in distribution channels, supply constraints, technology factors, litigation, government and regulatory actions, the Company’s accounting policies, future trends, and other risks which are detailed in the Company’s Securities and Exchange Commission filings, included in Item 1A of Part I of the Company’s Annual Report on Form 10-K for the fiscal year ending January 2, 2010, Exhibit 99.1 attached thereto and in Item 1A of Part II of the Company’s Quarterly Reports on Form 10-Q. These risks and uncertainties may cause actual results to differ materially from those indicated by the forward-looking statements. All forward-looking statements made herein are based on information currently available, and the Company assumes no obligation to update any forward-looking statements.

The Company presents the non-GAAP financial measures of net income before restructuring expenses and legal matters, diluted net income per share before restructuring expenses and legal matters, operating income before restructuring expenses and legal matters and percent operating income before restructuring expenses and legal matters to net sales because the Company believes the information helps investors understand underlying trends in the Company's business more easily. The differences between these measures and the most comparable GAAP measures are reconciled in the tables above.

FRANKLIN ELECTRIC CO., INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

(In thousands, except per share amounts)

	Fourth Quarter Ended		Fiscal Year Ended
	Jan. 1,	Jan. 2,	Jan. 1,	Jan. 2,
	2011	2010	2011	2010

Net sales	$174,972	$144,910	$713,792	$625,991

Cost of sales	118,845	99,671	483,492	438,152

Gross profit	56,127	45,239	230,300	187,839

Selling, general, and administrative expenses	42,266	30,733	160,864	133,629

Restructuring expenses	(9)	584	5,334	6,195

Operating income	13,870	13,922	64,102	48,015

Interest expense	(2,947)	(2,303)	(9,692)	(9,548)
Other income/(expense)	767	(1,003)	(299)	(26)
Foreign exchange income	1,167	593	967	451

Income before income taxes	12,857	11,209	55,078	38,892

Income taxes	4,134	3,368	15,106	12,168

Net income	$8,723	$7,841	$39,972	$26,724

Less: Net income attributable to noncontrolling interest	(211)	(160)	(1,004)	(738)

Net income attributable to Franklin Electric Co., Inc.	$8,512	$7,681	$38,968	$25,986

Income per share:
Basic	$0.37	$0.33	$1.68	$1.13
Diluted	$0.36	$0.33	$1.66	$1.12

Weighted average shares and equivalent
shares outstanding:
Basic	23,249	23,118	23,173	23,075
Diluted	23,682	23,390	23,517	23,288

FRANKLIN ELECTRIC CO., INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(In thousands)

	Jan.1,	Jan. 2
	2011	2010
ASSETS:

Cash and equivalents	$140,070	$86,875
Receivables	70,829	62,847
Inventories	126,007	134,404
Other current assets	33,549	27,467
Total current assets	370,455	311,593

Property, plant and equipment, net	143,076	147,171
Goodwill and other assets	266,383	259,534
Total assets	$779,914	$718,298

LIABILITIES AND EQUITY:

Accounts payable	$39,084	$31,699
Accrued liabilities	68,982	50,709
Current maturities of long-term
debt and short-term borrowings	1,241	735
Total current liabilities	109,307	83,143

Long-term debt	151,245	151,242
Deferred income taxes	17,887	3,266
Employee benefit plan obligations	65,967	74,179
Other long-term liabilities	8,313	8,865

Redeemable noncontrolling interest	7,291	7,393

Total equity	419,904	390,210
Total liabilities and equity	$779,914	$718,298

CONSOLIDATED STATEMENTS OF CASH FLOWS
FRANKLIN ELECTRIC CO., INC. AND CONSOLIDATED SUBSIDIARIES
(Unaudited)
(In thousands)
	2010	2009
Cash Flows from operating activities:
Net Income	$39,972	$26,724
Adjustments to reconcile net income to net
cash flows from operating activities:
Depreciation and amortization	24,040	25,385
Share based compensation	4,273	4,976
Deferred income taxes	9,699	(1,543)
(Gain)/Loss on disposals of plant and equipment	(1,632)	3,283
Asset impairment	2,420	-
FX Income	967
Excess tax from share-based payment arrangements	(1,321)	(144)
Changes in assets and liabilities:
Receivables	(3,588)	15,968
Inventory	13,416	43,884
Accounts payable and other accrued expenses	20,440	(6,798)
Income tax	(2,874)	9,415
Employee benefit plans	(6,745)	(1,604)
Other	(6,274)	(6,961)
Net cash flows from operating activities	92,793	112,585

Cash flows from investing activities:
Additions to plant and equipment	(11,887)	(12,039)
Proceeds from sale of plant and equipment	1,769	73
Additions to other assets	(439)	(5)
Cash paid for acquisitions, net of cash acquired	(11,785)	(16,767)
Net cash flows from investing activities	(22,342)	(28,738)

Cash flows from financing activities
Proceeds from long-term debt	-	28,000
Repayment of long-term debt	(1,218)	(64,212)
Proceeds from issuance of common stock	5,015	666
Excess tax from share-based payment arrangements	1,321	144
Purchases of common stock	(7,242)	-
Dividends paid	(12,334)	(11,890)
Net cash flows from financing activities	(14,458)	(47,292)
Effect of exchange rate changes on cash	(2,798)	3,386
	53,195	39,941
Cash and cash equivalents at beginning of period	86,875	46,934
Cash and cash equivalents at end of period	$140,070	$86,875